R&DIUM™ CAPITAL

A clever part of your capital and cash flow mix.

Radium Capital | **ABN** 55 612 717 601
1800 723 486
radiumcapital.com.au

TERM SHEET FOR SECURED LOAN

Delivered by email

Date	**Borrower name** ("The borrower")	**CEO / CFO name**
27 January 2023	ResolutionRx Ltd.	Jeff Eliot Margolis

Thanks for working with Radium Capital on your Research and Development ("R&D") loan facility. We are happy to offer you this term sheet, which outlines the key terms for the proposed R&D loan. Please note that these terms are not legally binding on either the Borrower or Radium Capital. All facilities are subject to final approval by our investment committee.

A summary of the key proposed terms are outlined below:

Advance rate	80% of the calculated R&D refund
Application fee	$699 (+GST) each application
Loan value	$
Interest rate per annum	16% pa 1.33% pcm; or 15% pa 1.25% pcm for repeat clients
Extension interest rate	19% pa 1.58% pcm
Default interest rate	22% pa 1.83% pcm
Funding Frequency	As required (one-off, monthly, quarterly)
Repayments	Repayment is from ATO direct to Radium – no monthly payments to factor
Early repayment	Permitted at any time, without any fee/penalty
Filing date of FY22 tax return	No later than 31 October 2023
Loan maturity	No later than 31 December 2023
Security required	First ranking charge over the R&D refund only*
Director and/or personal guarantees	No*

* Advances under $100k will require a director guarantee. Advances from $100k and up to $500k exposure require first ranking charge over the R&D refund only. A Featherweight Security Agreement is required for all exposures over $500k. Receipts of funds within 3 business days of signing the loan documents. There are no upfront fees and nothing to pay until your refund arrives.

This term sheet is hereby executed by the parties below:

On behalf of (Borrower name)	**On behalf of**
ResolutionRx Ltd.	**Radium Capital Pty Ltd**
Signature	**Signature**
/s/ Jeff Eliot Margolis	*/s/ Jeremy Loftus*
Title	**Title**
Director, Senior Financial Officer	CFO
Date	**Date**
27 January 2023	27 January 2023